Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333‑87667, 333‑115282, 333‑189055 and 333‑271921) of City Holding Company of our report dated June 26, 2023, with respect to the financial statements of City Holding Company 401(k) Plan and Trust included in this Annual Report on Form 11‑K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Charleston, West Virginia
June 26, 2024